Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY ANNOUNCES $75 MILLION OF ASSET SALES
DALLAS — (November 26, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the previously disclosed sale of the Residence Inn Kansas City in Kansas City, Missouri, for $7.0 million and now has a firm contract in place to sell the JW Marriott New Orleans in New Orleans, Louisiana, for $67.5 million in cash and assumed debt. The sale of the JW Marriott New Orleans is expected to close by year end, subject to customary closing conditions and the assumption of the existing mortgage indebtedness. The price equates to $137,000 per key, a 2.9% trailing 12-month NOI cap rate, and a 20.9x trailing 12-month EBITDA multiple. As part of the sale, the buyer will assume an approximate $43.9 million first mortgage at an 8.08% interest rate.
Since September 30, 2007, the Company has closed on $93.5 million of asset sales and has been able to pay down, after taking into account debt prepayment requirements, $100.1 million of debt. The Company has one additional asset under firm contract, the Marriott BWI Airport in Baltimore, Maryland, which is expected to close in the fourth quarter subject to customary closing conditions. Assuming all announced sales close, the Company will have sold $222.5 million in the fourth quarter and $379.8 million in 2007.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Announces $75 Million of Asset Sales

November 26, 2007
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income (NOI) is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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